Execution Version

FACILITY AGREEMENT
dated as of May 15, 2026
among
HUMANA INC.,

HORSESHOE FUNDING TRUST II,

and
THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,
as Notes Trustee

TABLE OF CONTENTS
Page

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ANNEX A — Form of Issuance Notice
ANNEX B — Form of Waiver of Repurchase Right
ANNEX C — Form of Repurchase Notice
ANNEX D — Form of Automatic Exercise Notice
ANNEX E — Form of Issuance Right Assignment Notice

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FACILITY AGREEMENT, dated as of May 15, 2026 (this “Agreement”) among Humana Inc., a Delaware corporation (the “Company”), Horseshoe Funding Trust II, a Delaware statutory trust (the “Trust”), and The Bank of New York Mellon Trust Company, N.A., as Notes Trustee (as defined below).
WHEREAS, the Company wishes to have the right to require the Trust to purchase up to $750,000,000 aggregate principal amount of its 6.887% Senior Notes due 2055 (the “Senior Notes”), issued under the Indenture, dated as of August 5, 2003 (the “Base Indenture”), among the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Notes Trustee”), as supplemented by the Thirty-Third Supplemental Indenture thereto, dated as of the date hereof (the “Supplemental Indenture” and the Base Indenture as supplemented by the Supplemental Indenture, the “Notes Indenture”);
WHEREAS, the Trust is willing to act as an unconditional source of liquid assets for the Company on the terms and conditions set forth herein;
WHEREAS, the Company and the Trust desire to enter into a binding agreement pursuant to which the Company will have the right, and in certain circumstances the obligation, to sell the Senior Notes, when and if issued and outstanding, in a maximum aggregate principal amount not to exceed the Maximum Amount to the Trust, and the Trust will have an obligation to purchase such Senior Notes, if and when issued and outstanding, upon the voluntary, mandatory or automatic exercise of such right, and upon satisfaction of the other terms and conditions specified herein and the Company will have the right from time to time in certain circumstances to repurchase Senior Notes then held by the Trust in whole or in part;
WHEREAS, simultaneously with the execution and delivery of this Agreement, the Company is ordering the Notes Trustee to authenticate and deliver the Initial Note Certificate to the Trust to evidence any Senior Notes sold to the Trust from time to time upon the exercise of the right granted by and in accordance with the terms of this Agreement; and
WHEREAS, the Company wishes to have the right to assign from time to time the ability to exercise the Issuance Right to one or more Issuance Right Assignees and the Trust is also willing to deliver Eligible Assets to any such Issuance Right Assignees upon the exercise of the Assigned Issuance Right, in each case on the terms and conditions set forth herein.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
Article I
Definitions; Interpretations
Section 1.1.Definitions.
(a)Unless the context otherwise requires, in this Agreement (including in the Recitals):
“Accounting Change” means any change occurring after the date hereof, in the case of any insurance subsidiary of the Company, in accounting practices prescribed or permitted by applicable insurance regulatory authorities or, in the case of the Company and any non-insurance subsidiary of the Company, in GAAP.
“Applicable Percentage” means (i) in the case of any Voluntary Exercise of the Issuance Right, a percentage equal to the Designated Amount specified in the applicable Issuance Notice divided by the Available Amount at the date of such notice, (ii) in the case of the occurrence of a Change of Control Offer Expiration Date, a percentage equal to the aggregate principal amount of Change of Control Offer Notes divided by the Available Amount at the date of such notice and (iii) 100% in the case of any Automatic Exercise or Mandatory Exercise (other than the occurrence of a Change of Control Offer Expiration Date).
“Automatic Exercise Event” means:
(i)the Company fails to pay any Facility Fee when due or any amount due and owing under the Trust Expense Reimbursement Agreement on any Distribution Date or fails on any Distribution Date to pay for any Defaulted Eligible Assets required to be purchased at their face amount from the Trust pursuant to Section 4.3 by 5:00 p.m. on such Distribution Date and such failure is not cured (including payment in full of the Special Facility Fee due as a result of such failure) within 30 days of such Distribution Date; or
(ii)a Bankruptcy Event in respect of the Company has occurred.
“Available Amount” means, at any time, the Maximum Amount minus (i) the aggregate original principal amount of Senior Notes that have been issued and sold to the Trust pursuant to Section 2.1 and not repurchased by the Company for which the settlement date of the exercise of the Issuance Right has occurred prior to such time and (ii) the aggregate principal amount of Senior Notes for which any notice of exercise of the Issuance Right has been delivered but which have not yet been issued and sold to the Trust.
“Bankruptcy Event” in respect of a Person means that such Person (i)(A) institutes or has instituted against it, by a regulator, supervisor or any similar official with insolvency, rehabilitative or regulatory jurisdiction over it, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official, or (B) has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and, such proceeding or petition is instituted or presented by a person or entity not described in clause (A) above and either (x) results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation or (y) in the case of an insolvency proceeding, is not dismissed, discharged, stayed or restrained, in each case, within 30 days of the institution or presentation thereof; (ii) has a resolution passed for its winding-up or liquidation (other than pursuant to a consolidation, amalgamation or merger); or (iii) causes or is subject to any event with respect to it which, under applicable laws of any jurisdiction, has an analogous effect to any of the events specified in clauses (i) or (ii).

“BNY DE” means BNY Mellon Trust of Delaware, a Delaware banking corporation.
    “BNY” means The Bank of New York Mellon, a New York banking corporation.
“Consolidated Net Worth” means the consolidated stockholders’ equity of the Company determined in accordance with GAAP but excluding (i) accumulated other comprehensive income (or loss) and (ii) equity of non-controlling interests attributable thereto.
“Consolidated Subsidiary” means any subsidiary the financial statements of which under GAAP would be consolidated with those of the parent entity in the parent entity’s consolidated financial statements as of such date.
“GAAP” means generally accepted accounting principles as in effect from time to time in the United States.
“Issuance Notice” means a written notice substantially in the form attached as Annex A-1 in the case of an exercise of the Issuance Right by the Company or substantially in the form attached as Annex A-2 in the case of an exercise of the Assigned Issuance Right by any Issuance Right Assignee.
“Mandatory Exercise Event” means:
(i)the Company reasonably believes that its Consolidated Net Worth has fallen below the Minimum Threshold;
(ii)an Event of Default under, and as defined in, the Notes Indenture has occurred or would have occurred had the Senior Notes been outstanding;
(iii)a Change of Control Offer Expiration Date has occurred; or
(iv)(A) the Company determines that an Investment Company Act Event is reasonably likely to occur or has occurred and (B)(1) within five Business Days of such determination the Transaction Agreements have not been amended to prevent or cease such event or (2) the Company has reasonably determined that no such amendment is possible.
“Maximum Amount” means, at any time, in respect of the Senior Notes, $750,000,000 aggregate principal amount of Senior Notes less the aggregate principal amount of Senior Notes, if any, that the Company has previously repurchased pursuant to a Change of Control Offer, redeemed or as to which the Company has paid the Cash Settlement Amount.
“Minimum Threshold” means $4,000,000,000, subject to adjustment as set forth in Section 2.4.
“Notes Purchase Price” means the Applicable Percentage of each series of securities constituting Eligible Assets held by the Trust on the Settlement Date (excluding any such Eligible Assets that are scheduled to mature on such date) with respect to an exercise of the Issuance Right.

“P-Caps Final Distribution Date” means November 15, 2055 or, if such day is not a Business Day, the following Business Day.
“Reorganization” means any consolidation, merger or sale of all or substantially all assets of the Company or any similar transaction, or acquisition or disposition of any subsidiary of the Company (whether a direct or indirect subsidiary).
“SEC” means the United States Securities and Exchange Commission.
“Securities Act” means the United States Securities Act of 1933, as amended.
“Settlement Date” means the date on which the relevant exercise of the Issuance Right is settled.
“Special Facility Fee” means, with respect to any Overdue Amount, a premium equal to the excess, if any, of (i) the amount due and payable on the Eligible Assets or under this Agreement as of the applicable Distribution Date, plus interest thereon at a rate of 6.887% per annum, from and including the Business Day immediately following the applicable Distribution Date to but excluding the relevant Special Facility Fee Payment Date, calculated on a 30/360 Basis, over (ii) the amounts otherwise actually received by the Trust in respect of such Eligible Assets (including the purchase price of any Defaulted Eligible Assets) or in respect of such Overdue Amounts (including overdue interest on Defaulted Eligible Assets), except that the “Special Facility Fee” with respect to any Overdue Amount paid after the Trust Dissolution Date shall be equal to the amount equal to interest at a rate of 6.887% per annum, from and including the Trust Dissolution Date to but excluding the relevant Special Facility Fee Payment Date, calculated on a 30/360 Basis on a notional amount equal to the excess of (i) the amount due and payable on the Eligible Assets or under this Agreement as of the Trust Dissolution Date over (ii) the amounts otherwise actually received by the Trust in respect of such Eligible Assets (including the purchase price of any Defaulted Eligible Assets) or in respect of such Overdue Amounts (including overdue interest on Defaulted Eligible Assets).
“Statutory Trust Act” means Chapter 38 of Title 12 of the Delaware Code, 12 Del. C. Section 3801 et seq.
“Trust Declaration” means the Amended and Restated Declaration of Trust, dated as of the date hereof, among the Company, as Depositor, BNY, as trustee, and BNY DE, as Delaware trustee, and the Company, solely for the purposes of Section 5.10, Section 5.11(b), Section 5.11(f) and Section 10.4(c) thereof, relating to the Trust.
“Trust Expense Reimbursement Agreement” means the Trust Expense Reimbursement Agreement, dated as of the date hereof, between the Company and the Trust.
“Voluntary Exercise” means any exercise of the Issuance Right that is not an Automatic Exercise or a Mandatory Exercise.

(b)As used herein (including in the Recitals), each of the following terms shall have the meaning set forth in the Section of this Agreement or in the other document set forth opposite such term in the table below, unless the context otherwise requires:
30/360 Basis    Trust Declaration
Agreement    Preamble
Assigned Issuance Right    Section 2.7(a)
Assigned Issuance Amount    Section 2.7(c)
Authorized Officer    Pledge Agreement
Automatic Exercise    Section 2.1(a)
Automatic Exercise Notice    Section 3.2(a)
Cash Settlement Amount    Section 2.1(b)
Cash Settlement Election    Section 2.1(b)
Change of Control Offer Expiration Date    Trust Declaration
Change of Control Offer Notes    Trust Declaration
Change of Control Triggering Event    Trust Declaration
Company    Preamble
Business Day    Trust Declaration
Defaulted Eligible Assets    Trust Declaration
Delaware Trustee    Trust Declaration
Designated Amount    Section 3.1(a)
Distribution Date    Trust Declaration
Distribution Period    Trust Declaration
Electronic Means    Trust Declaration
Eligible Assets    Trust Declaration
Enforceability Exceptions    Section 6.1(e)
Event of Default    Supplemental Indenture
Facility Fee    Section 4.1
Holders    Trust Declaration
Initial Note Certificate    Section 2.1(d)
Instructions    Section 7.14
Instructions Authorized Officers    Section 7.14
Issuance Right Assignee    Section 2.7(a)
Investment Company Act Event    Trust Declaration
Issuance Right    Section 2.1(a)
Majority of Holders    Trust Declaration
Mandatory Exercise    Section 2.1(a)
Notes Indenture    Recitals
Notes Trustee    Recitals
Offering Memorandum    Trust Declaration
Officers’ Certificate    Base Indenture
Overdue Amount    Section 4.2
P-Caps Tax Event    Trust Declaration
Person    Trust Declaration
Proceedings    Section 7.7

Redemption Price    Supplemental Indenture
Repurchase    Section 2.2(a)
Repurchase Price    Section 2.2(a)
Repurchase Right    Section 2.2(a)
Repurchase Settlement Date    Section 2.2(c)
Reserved Securities    Section 2.7(d)
Sanctions    Section 7.13
Secured Party    Pledge Agreement
Securities Intermediary    Trust Declaration
Security Register    Base Indenture
Security Registrar    Supplemental Indenture
Senior Notes    Recitals
Special Facility Fee Payment Date    Section 4.2
Total Assigned Issuance Amount    Section 2.7(c)
Transaction Agreements    Trust Declaration
Trust    Preamble
Trust Dissolution Date    Trust Declaration
Trust Securities    Trust Declaration
Trustee    Trust Declaration
Section 1.2.Interpretations.
Unless the context otherwise requires, in this Agreement (including in the Recitals):
(a)any reference to this Agreement or any other agreement or document shall be construed as a reference to this Agreement or such other agreement or document, as applicable, as the same may have been, or may from time to time be, amended, varied, novated or supplemented in accordance with its terms;
(b)any reference to a statute or regulation shall be construed as a reference to such statute or regulation or any successor or replacement statute or regulation, in each case as the same may have been, or may from time to time be, amended, varied or supplemented in accordance with its terms;
(c)any reference to time is to New York City time;
(d)the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, clause or other subdivision, and references to “Articles,” “Sections” and “Annexes” refer to Articles or Sections of, or Annexes to, this Agreement except as otherwise expressly provided;
(e)the word “including” shall be deemed to be followed by the words “without limitation;”
(f)any definition shall be equally applicable to both the singular and plural forms of the defined term;
(g)headings contained in this Agreement are inserted for convenience of reference only and do not affect the interpretation of this Agreement or any provision hereof; and

(h)whenever in this Agreement any Person is named or referred to, the successors and assigns of such Persons shall be deemed to be included, and all covenants and agreements in this Agreement by the Company, the Trust and the Notes Trustee shall bind and inure to the benefit of their respective successors and assigns, whether or not so expressed.
Article II
Issuance Right; Repurchase Right; Term
Section 2.1.Grant of Issuance Right.
(a)The Trust hereby grants to the Company the right to require the Trust to purchase, on one or more occasions, up to the Maximum Amount of Senior Notes on the terms specified in this Agreement (the “Issuance Right”). The Company may also grant any Issuance Right Assignee the right to exercise the Issuance Right pursuant to Section 2.7. The exercise of the Issuance Right shall be in the sole discretion of the Company (and, if applicable, any Issuance Right Assignee), provided that at any time that the Trust holds Eligible Assets, (i) the Company (for itself and for any Issuance Right Assignee at such time) shall be required to exercise the Issuance Right for the entire Available Amount upon the occurrence of a Mandatory Exercise Event, other than the occurrence of a Change of Control Offer Expiration Date, (ii) the Company (for itself and for any Issuance Right Assignee at such time) shall be required to exercise the Issuance Right for the Change of Control Offer Notes upon the occurrence of a Mandatory Exercise Event constituting a Change of Control Offer Expiration Date (any such exercise pursuant to clause (i) or (ii), a “Mandatory Exercise”) and (iii) the exercise of the Issuance Right for the entire Available Amount shall occur automatically (such exercise, an “Automatic Exercise”) upon the occurrence of an Automatic Exercise Event. The Notes Trustee shall not have any duty to calculate, monitor or track the Maximum Amount.
(b)The Company may, in connection with any Voluntary Exercise, make an election (a “Cash Settlement Election”) to deliver on the Settlement Date, in lieu of Senior Notes, by wire transfer in immediately available funds, an amount equal to the Redemption Price (or, in the case of the occurrence of a Change of Control Offer Expiration Date, the Change of Control Payment), including accrued and unpaid interest through the date of payment, as determined pursuant to the Supplemental Indenture (the “Cash Settlement Amount”), that would be payable if the Company had sold such Senior Notes to the Trust and redeemed them (or, in the case of the occurrence of the Change of Control Offer Expiration Date, been required to redeem them) on such Settlement Date, provided that a Cash Settlement Election may be made only with respect to an integral multiple of $25,000,000 principal amount of Senior Notes.
(c)The Trust agrees that it shall purchase Senior Notes from the Company (or, if the Company has made a Cash Settlement Election with respect to such Senior Notes, receive the applicable Cash Settlement Amount) in exchange for the Notes Purchase Price to be delivered to the Company or, if applicable pursuant to an Assigned Issuance Right, to an Issuance Right Assignee, upon each exercise of the Issuance Right, in whole or in part, as provided in Article III, in accordance with any Issuance Notice or upon an Automatic Exercise and subject to the terms and conditions set forth herein.
(d)The parties acknowledge and agree that:
(i)on the date hereof, the Company is issuing to the Trust a Senior Note with an initial principal amount of $0 (the “Initial Note Certificate”);
(ii)any delivery of Senior Notes by the Company to the Trust as contemplated by this Agreement upon any Voluntary Exercise, Automatic Exercise or Mandatory Exercise shall be effected by increasing the principal amount of the Initial Note Certificate and recording such increase in the Security

Register, upon receipt of notification as contemplated herein of such Voluntary Exercise, Automatic Exercise or Mandatory Exercise; and
(iii)any redemption of Senior Notes held by the Trust and any delivery of Senior Notes by the Trust to the Company upon the Company’s exercise of the Repurchase Right shall be effected by decreasing the principal amount of the Initial Note Certificate and recording such decrease in the Security Register, upon receipt of notification thereof as contemplated herein.
Section 2.2.Repurchase Right.
(a)Subject to Section 2.2(b), the Company shall have the right to repurchase, on one or more occasions, Senior Notes then outstanding and held by the Trust, in whole or in part (provided that any repurchase of less than all Senior Notes then outstanding and held by the Trust shall be made as to an integral multiple of $25,000,000 principal amount of Senior Notes), at any time in exchange for Eligible Assets that entitle the Trust to receive, on each subsequent Distribution Date through and including the P-Caps Final Distribution Date payments of principal and interest that are in the same amounts as the Trust would have received on each such Distribution Date on the Eligible Assets that it delivered to the Company upon the exercise of the Issuance Right in respect of the Senior Notes to be so repurchased (the “Repurchase Price”). The repurchase right described in this Section 2.2(a) is referred to herein as a “Repurchase Right” and any such repurchase is referred to herein as a “Repurchase.”
(b)The Repurchase Right shall terminate upon the earliest to occur of (i) an Automatic Exercise Event, (ii) a Mandatory Exercise Event or (iii) the Company’s delivery of a notice substantially in the form of Annex B to the Trust and the Notes Trustee, in which the Company irrevocably waives its right to exercise the Repurchase Right. The Company may not effect a Repurchase of any Senior Notes for which the Company has delivered a notice of redemption pursuant to the Notes Indenture.
(c)The Company may exercise the Repurchase Right by delivering to the Trust and the Notes Trustee a notice substantially in the form of Annex C, which notice shall specify the settlement date (the “Repurchase Settlement Date”), which shall be a Business Day that is prior to the Trust Dissolution Date and at least five Business Days after the Company delivers such notice. On the Repurchase Settlement Date, the Company shall deliver the Repurchase Price to the Trust against delivery of the Senior Notes by the Trust to the Company or its designee. Each of the Company and the Trust hereby covenants and agrees that its delivery of the Repurchase Price or the Senior Notes, respectively, pursuant to this Section 2.2 shall be made free and clear of any adverse claims, together with all transfer and registration documents (or all notices, instructions or other communications) as are necessary to convey title to the Repurchase Price or the Senior Notes to the Trust or the Company (or its designee), as the case may be and cause them to be a protected purchaser (within the meaning of the New York Uniform Commercial Code) of the Repurchase Price or the Senior Notes, as the case may be.
Section 2.3.Termination of Facility Agreement. The Issuance Right, any Assigned Issuance Right, the Repurchase Right and this Agreement shall terminate on the Trust Dissolution Date, except with respect to obligations that have accrued hereunder prior to such date.
Section 2.4.Consolidated Net Worth.
(a)Consolidated Net Worth. No later than five Business Days after each date on which the Company’s annual or quarterly financial statements are required to be filed on Form 10-K or Form 10-Q with the SEC, including without limitation any applicable extensions thereof, or if the Company is not required to file such financial statements with the SEC, within 90 days after the end of each fiscal year and within 55 days after the end of each of the first three fiscal quarters of each fiscal year, the Company shall notify the Trust of its Consolidated Net

Worth as of the last day of the immediately preceding fiscal year or quarter, as the case may be. Such notice shall briefly describe any Reorganization or Accounting Change resulting in a change in the Minimum Threshold since the later of (i) the date of this Agreement or (ii) the most recent such notice and specify (A) the adjustment to the Minimum Threshold caused by such Reorganization or Accounting Change, including the calculation of such adjustment, and (B) the effective date of such adjustment, which shall be no later than three Business Days after delivery of such notice.
(b)Reorganizations. In the event of a Reorganization of the Company that would result in a change in its Consolidated Net Worth, after giving effect to such Reorganization, of 15% or more of its Consolidated Net Worth immediately prior to such Reorganization, the Minimum Threshold shall be adjusted by multiplying the Minimum Threshold applicable immediately prior to such Reorganization by a fraction, the numerator of which is the Consolidated Net Worth after giving effect to such Reorganization, and the denominator of which is the Consolidated Net Worth immediately prior to the Reorganization.
(c)Change of Accounting Policies. If at any time an Accounting Change would affect the computation of Consolidated Net Worth resulting in a change in the Consolidated Net Worth, after giving effect to such Accounting Change, of 15% or more of the Consolidated Net Worth immediately prior to such Accounting Change, the Minimum Threshold shall be adjusted by multiplying the Minimum Threshold applicable immediately prior to the Accounting Change by a fraction, the numerator of which is the Consolidated Net Worth after giving effect to the Accounting Change, and the denominator of which is the Consolidated Net Worth immediately prior to the Accounting Change.
(d)Calculation of the Consolidated Net Worth. For purposes of this Section 2.4, the Consolidated Net Worth immediately prior to a Reorganization or an Accounting Change shall be calculated based on the most recent annual or quarterly consolidated financial statements of the Company that are available at the time of determination of such Consolidated Net Worth.
Section 2.5.Exercisability of the Issuance Right. The Issuance Right shall be exercisable in accordance with Section 2.1 notwithstanding any failure to pay any amount due under this Agreement, and no such failure shall constitute a breach of or a default under this Agreement unless, by the end of the 30th day following the applicable Distribution Date on which amounts are due from the Company to the Trust, such failure has not been remedied (whether (i) by the Company paying the unpaid amount to the Trust or (ii) by the Company and/or any Issuance Right Assignee delivering an Issuance Notice with respect to the entire Available Amount, for settlement prior to such 30th day, and such amounts being set-off against the Notes Purchase Price in respect thereof).
Section 2.6.Mandatory Exercise Events. The Company shall give prompt written notice to the Trust of the occurrence of any Mandatory Exercise Event.
Section 2.7.Assigned Issuance Right.
(a)The Company may, from time to time, direct the Trust to grant to (i) any Consolidated Subsidiary of the Company, (ii) any person to which the Company or any Consolidated Subsidiary of the Company has a direct or indirect obligation or liability, contingent or otherwise, that wishes to secure such obligation or liability with Eligible Assets or (iii) a representative, agent or other designee of any of the foregoing Persons (each, an “Issuance Right Assignee”) the right to exercise the Issuance Right with respect to all or a designated amount of the Senior Notes that may be issued pursuant to the Issuance Right (such right, the “Assigned Issuance Right”). The Company may grant an Assigned Issuance Right to any Issuance Right Assignee by delivering a notice to the Trust, the Trustee and the Security Registrar substantially in the form of Annex E (an “Issuance Right Assignment Notice”). Pursuant to the Issuance Right Assignment Notice, the Company must, among other things, certify to the Trustee in an Officers’ Certificate that the Issuance Right Assignee listed therein satisfies one or more of the above criteria and, in the case of clause (ii) of the definition of Issuance Right Assignee, that the Assigned Issuance Amount is proportionate to the obligations and/or liabilities of the Company and its Consolidated Subsidiaries to such Person. The Company will also be required to provide to the Trust any information, documentation or certifications related to the Issuance Right Assignee that the Trustee reasonably requests (including related to any “know your customer” or similar procedures of the Trustee). At any time at which an Issuance Right Assignee ceases to meet any of the foregoing criteria, the Company shall notify the Trust and the relevant Assigned Issuance Right shall be cancelled; provided, that, prior to such cancellation of the Assigned Issuance Right, the Trust must receive a written concurrence from the Issuance Right Assignee regarding the cancellation of the Assigned Issuance Right.
(b)Following the grant of the Assigned Issuance Right to any Issuance Right Assignee, such Issuance Right Assignee may exercise the Assigned Issuance Right and, at settlement of such exercise, the Company shall issue its Senior Notes and the Notes Trustee shall deliver such Senior Notes to the Trust in exchange for the delivery by the Trust of the corresponding portion of Eligible Assets to the Issuance Right Assignee, in each case in accordance with the procedures for the exercise of the Issuance Right. Any exercise of the Assigned Issuance Right by an Issuance Right Assignee shall be deemed to be an exercise of the Issuance Right under this Facility Agreement (provided that, for the avoidance of doubt, upon the exercise by any Issuance Right Assignee of an Assigned Issuance Right, Eligible Assets shall be delivered to the Issuance Right Assignee rather than to the Company).
(c)The aggregate principal amount of Senior Notes for which an Assigned Issuance Right may be granted to any Issuance Right Assignee (the “Assigned Issuance Amount”) shall be equal to an integral multiple of $25,000,000. The Company may not voluntarily exercise or assign the Issuance Right or deliver a Cash Settlement Amount pursuant to a Voluntary Exercise which would, in either case, result in the Available Amount equaling less than the aggregate Assigned Issuance Amount with respect to all then-outstanding Assigned Issuance Rights (the “Total Assigned Issuance Amount”). The Company also may not cause the Trust to grant an Assigned Issuance Right to any Issuance Right Assignee if the Total Assigned Issuance Amount following such grant of an Assigned Issuance Right would exceed the Available Amount.
(d)In connection with the grant of any Assigned Issuance Right, the Company shall or shall cause the Trustee to instruct the Trust as to the Eligible Assets that would be delivered to the Issuance Right Assignee as the Notes Purchase Price upon the exercise in full of the Assigned Issuance Right (such Eligible Assets, the “Reserved Securities”) as of the date upon which the Assigned Issuance Right is granted. In the event of an Automatic Exercise Event or a Mandatory Exercise Event, any Reserved Securities that would have been delivered to the Company shall be delivered to the applicable Issuance Right Assignee.
(e)An Issuance Right Assignee may forfeit its Assigned Issuance Right at any time by notice to the Trust, at which time any Reserved Securities with respect to such Assigned Issuance Right shall cease to be Reserved Securities. An Assigned Issuance Right may not be revoked by the Company, the Notes Trustee, the Delaware Trustee or the Trust except pursuant to a notice delivered by the Company to the Trust pursuant to Section 2.7(a) that an Issuance Right Assignee ceases to meet the applicable criteria to be an Issuance Right Assignee; provided that, prior to such cancellation of the Assigned Issuance Right, the Trust must have received a written concurrence from the Issuance Right Assignee regarding the cancellation of the Assigned Issuance Right.

Article III
Exercise of the Issuance Right
Section 3.1.Exercise of the Issuance Right by the Company or an Issuance Right Assignee.
(a)The Issuance Right shall be exercisable upon delivery by the Company or an Issuance Right Assignee of an Issuance Notice to the Trust and the Notes Trustee substantially in the form attached as Annex A-1 in the case of an exercise by the Company and substantially in the form attached as Annex A-2 in the case of an exercise by an Issuance Right Assignee. The Issuance Notice shall specify (i) whether such exercise is a Mandatory Exercise, (ii) the Settlement Date, which shall be a Business Day that is on or prior to the Trust Dissolution Date and at least two Business Days after the date such notice is received by the Trust and the Notes Trustee, and if the Company is making a Cash Settlement Election, at least 10 days but not more than 60 days following the date such notice is received by the Trust and the Notes Trustee; provided that in the case of a Mandatory Exercise, the Settlement Date shall be the second Business Day after the date of receipt, (iii) whether the Settlement Date is the Trust Dissolution Date, (iv) the principal amount of Senior Notes with respect to which the Company or the applicable Issuance Right Assignee is exercising the Issuance Right (the “Designated Amount”), which shall be an integral multiple of $25,000,000, or, in the case of (x) a Mandatory Exercise occurring pursuant to paragraphs (i), (ii) or (iv) of the definition of “Mandatory Exercise Event”, the entire Available Amount or (y) a Mandatory Exercise occurring pursuant to paragraph (iii) of the definition of “Mandatory Exercise Event,” the principal amount of the Change of Control Offer Notes and (v) in the case of a Voluntary Exercise, the principal amount of Senior Notes, if any, as to which the Company has made a Cash Settlement Election. On the Settlement Date, (x) the Notes Trustee shall deliver the Designated Amount of the Senior Notes or (y) with respect to any Senior Notes as to which the Company has made a Cash Settlement Election, the Company shall deliver the Cash Settlement Amount, to the Trust against delivery of the Notes Purchase Price by the Trust to the Company or the applicable Issuance Right Assignee.
(b)  Upon a Mandatory Exercise Event occurring under paragraph (i), (ii), or (iv) of the definition of “Mandatory Exercise Event,” the Company will be required to promptly notify a Responsible Officer of the Notes Trustee and to sell to the Trust the Available Amount of the Senior Notes. Upon a Mandatory Exercise Event occurring under paragraph (iii) of the definition of “Mandatory Exercise Event,” the Company will be required to sell to the Trust the Change of Control Offer Notes, if any.
Section 3.2.Automatic Exercise of the Issuance Right.
(a)The Trust shall deliver a notice substantially in the form of Annex D (such notice, an “Automatic Exercise Notice”) to the Notes Trustee and the Company within two Business Days after obtaining actual knowledge of any Automatic Exercise Event that is not a Bankruptcy Event, and the Settlement Date of such Automatic Exercise shall be the second Business Day after the date such notice is received by the Notes Trustee, provided that if the Notes Trustee receives notice that a Bankruptcy Event with respect to the Company has occurred before such Settlement Date, the Settlement Date shall be determined pursuant to Section 3.2(b).
(b)The Company shall deliver an Automatic Exercise Notice to the Trust and the Notes Trustee promptly upon becoming aware of any Bankruptcy Event with respect to the Company and provide the Notes Trustee and the Trust with either an order of the court, supervisor or other regulator administering its bankruptcy, receivership, liquidation or similar proceeding authorizing the issuance and sale of the Senior Notes to the Trust or an opinion of counsel that the Senior Notes may be issued and sold to the Trust without obtaining any such order. The Settlement Date of such Automatic Exercise shall be the second Business Day after such order or opinion of counsel is received by the Trust and the Notes Trustee or, if later, the date required by such order.

(c)On the Settlement Date of an Automatic Exercise, the Notes Trustee shall deliver the entire Available Amount of the Senior Notes (as set forth in the Automatic Exercise Notice) to or upon the order of the Trust against delivery of the Notes Purchase Price by the Trust to the Company and, to the extent of any Issuance Right Assignee, to the applicable Issuance Right Assignee.
Section 3.3.Settlement and Delivery.
(a)Delivery of the Senior Notes (or the Cash Settlement Amount, in respect of any Senior Notes as to which the Company has made a Cash Settlement Election) and the Notes Purchase Price in respect of any exercise of the Issuance Right shall take place prior to 3:00 p.m. on the applicable Settlement Date. Unless otherwise changed by a prior written notice to the Trust by the Company in the case of an exercise of the Issuance Right by the Company or by the applicable Issuance Right Assignee in the case of an exercise of the Assigned Issuance Right (in each case including, without limitation, an Issuance Notice), on the applicable Settlement Date, subject to the receipt of the Senior Notes (or such Cash Settlement Amount), the Notes Purchase Price shall be delivered to or upon the order of the Company or the applicable Issuance Right Assignee according to the delivery instructions provided by the Company or the respective Issuance Right Assignee. For the avoidance of doubt, any delay in delivery of any Senior Notes or Cash Settlement Amount or the Notes Purchase Price shall not extinguish the rights of the Company, any Issuance Right Assignee or the Trust to receive the Notes Purchase Price or any Cash Settlement Amount or Senior Notes, as the case may be, following the exercise of the Issuance Right.
(b)Payment of the Notes Purchase Price shall be subject to set-off against any amounts due and unpaid by the Company to the Trust on the applicable Settlement Date pursuant to this Agreement, the Trust Declaration or the Trust Expense Reimbursement Agreement and such set-off shall be deemed to satisfy the Trust’s obligation to pay the Notes Purchase Price with respect to such set-off amounts. Except as set forth in the immediately preceding sentences, payment of the Notes Purchase Price by the Trust shall be made as provided in this Article III without set-off, claim, recoupment, deduction or counterclaim. Further, the Trustee shall not setoff any obligations of the Company against the Notes Purchase Price when delivered to the Issuance Right Assignee, and will deem any obligations of the Company to be immediately due and payable by the Company as the remaining balance of the Notes Purchase Price for such purpose.
(c)Each of the Company and the Trust hereby covenants and agrees that its delivery of the Senior Notes or the Notes Purchase Price, respectively, pursuant to this Article III shall be made free and clear of any adverse claims, together with all transfer and registration documents (or all notices, instructions or other communications) as are necessary to convey title to the Senior Notes or the Notes Purchase Price to the Trust or the Company (or any Issuance Right Assignee or other nominee of the Company), as the case may be and cause them to be a protected purchaser (within the meaning of the New York Uniform Commercial Code) of the Senior Notes or the Notes Purchase Price, as the case may be. Regardless of when they are issued and sold to the Trust, and whether they are issued and sold to the Trust pursuant to one exercise or several exercises, all Senior Notes issued shall consist of a single series of securities under the Notes Indenture.
Article IV
Facility Fee and Purchase of Eligible Assets
Section 4.1.Facility Fee. In consideration of the Trust’s agreement to purchase the Senior Notes upon the exercise of the Issuance Right in accordance with the terms of this Agreement, the Company shall pay to the Trust, by wire transfer in immediately available funds, by 12:00 p.m. on each Distribution Date in arrears in respect of the Distribution Period ending on such Distribution Date, a premium (the “Facility Fee”) in an amount equal to 1.916% per annum applied to the Maximum Amount minus the aggregate principal amount of Senior Notes then outstanding and held by the Trust as of the close of business on the Business Day immediately preceding such Distribution Date, as applicable, calculated on a 30/360 Basis.
Section 4.2.Special Facility Fee. In the event (x) the Trust has not received all payments due on any Distribution Date with respect to the Eligible Assets and the Company has not paid for all Defaulted Eligible Assets required to be purchased at their face amount from the Trust pursuant to Section 4.3 by 5:00 p.m. on such Distribution Date or (y) the Company has failed to pay any amount due under this Agreement, the Trust Expense Reimbursement Agreement or the Senior Notes, by 5:00 p.m. on any Distribution Date (such amounts in clause (x) or (y) above, the “Overdue Amounts”), the Company shall pay to the Trust, by wire transfer in immediately available funds, the Special Facility Fee on the earliest of (i) the date on which the Trust is required to distribute any Overdue Amount pursuant to Section 5.8(d) of the Trust Declaration, (ii) the Settlement Date of the exercise of the entire Available Amount after such Distribution Date and (iii) the date on which any Overdue Amount is paid in respect of any amounts payable on the Trust Dissolution Date (the “Special Facility Fee Payment Date”).
Section 4.3.Purchase of Defaulted Eligible Assets. The Company hereby agrees to purchase from the Trust on any Distribution Date any Defaulted Eligible Assets (or the proceeds thereof) for an amount equal to their face amount by wire transfer in immediately available funds.
Article V
Obligations Absolute
Section 5.1.Obligations Absolute. The Trust acknowledges that the obligations of the Trust undertaken under this Agreement are absolute, irrevocable and unconditional irrespective of any circumstances whatsoever, including any defense otherwise available to the Trust, in equity or at law, including the defense of fraud, any defense based on the failure of the Company to disclose any matter, whether or not material, to the Trust or any other Person, and any defense of breach of warranty or misrepresentation, and irrespective of any other circumstance that might otherwise constitute a legal or equitable discharge or defense under any and all circumstances whatsoever. The enforceability and effectiveness of this Agreement and the liability of the Trust, and the rights, remedies, powers and privileges of the Company or any Issuance Right Assignee under this Agreement shall not be affected, limited, reduced, discharged or terminated, and the Trust hereby expressly waives, to the fullest extent permitted by applicable law, any defense now or in the future arising by reason of:
(i)the illegality, invalidity or unenforceability of all or any part of the Trust Declaration;
(ii)any action taken, or omission to act, by the Company or any Issuance Right Assignee;
(iii)any change in the direct or indirect ownership or control of the Company or any Issuance Right Assignee or of any shares or ownership interests thereof; and
(iv)any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of or for the Trust;
provided that, notwithstanding the provisions of this Section 5.1, the Trust shall have no further obligations hereunder after this Agreement is terminated. The breach of any covenant, representation or warranty made in this Agreement by the Trust, the Company or any Issuance Right Assignee shall not result in the termination of the Issuance Right or limit the rights of the Trust, the Company or any Issuance Right Assignee hereunder.

Other than as specifically set forth herein, the Trust shall not be entitled to receive from the Company any certificate, opinion or other document in connection with the exercise of the Issuance Right.
Section 5.2.No Waiver. For the avoidance of doubt, so long as the Issuance Right has not terminated, no failure or delay by the Company or an Issuance Right Assignee in exercising its rights hereunder shall operate as a waiver of its rights hereunder except as specifically provided in this Agreement.
Article VI
Representations and Warranties
Section 6.1.Representations of the Trust. The Trust represents and warrants to the Company that, as of the date hereof:
(a)the Trust is duly organized and validly existing under the Statutory Trust Act and has the power and authority to own its assets and to conduct its activities;
(b)its entry into, exercise of its rights and performance of or compliance with its obligations under this Agreement do not and will not violate (i) any law to which it is subject, (ii) any of its constituent documents, or (iii) any agreement to which it is a party or which is binding on it or its assets;
(c)it has the power to enter into, and to exercise its rights and perform and comply with its obligations under, this Agreement and has taken all necessary action to authorize the execution, delivery and performance of this Agreement;
(d)it will obtain and maintain in effect and comply with the terms of all necessary consents, registrations and the like of or with any government or other regulatory body or authority applicable to this Agreement;
(e)its obligations under this Agreement are valid, binding and enforceable at law, subject to applicable bankruptcy, reorganization, moratorium, insolvency and other similar laws affecting creditors’ rights generally and to general principles of equity and the discretion of the court (regardless of whether the enforcement of such remedies is considered in a proceeding in equity or at law) (the “Enforceability Exceptions”);
(f)it is not in default under any agreement to which it is a party or by which it or its assets is or are bound and no litigation, arbitration or administrative proceedings are current or pending, which default, litigation, arbitration or administrative proceedings would be material in the context of this Agreement;
(g)it is not necessary in order to ensure the validity, effectiveness, performance or enforceability of this Agreement that any document be filed, registered or recorded in any public office or elsewhere;
(h)no consent, approval, authorization or order of any court or governmental authority, agency, commission or commissioner or other regulatory authority is required for the consummation by the Trust of the transactions contemplated by this Agreement; and
(i)assuming compliance with the transfer restrictions with respect to the Trust Securities specified in the Trust Declaration, the Trust is not required to register with the SEC as an investment company under the Investment Company Act of 1940.

Section 6.2.Representations of the Company. The Company represents and warrants to the Trust that, as of the date hereof:
(a)it is duly incorporated and validly existing under the laws of the State of Delaware and has the corporate power and authority to own its assets and to conduct its activities;
(b)its entry into, exercise of its rights and/or performance of or compliance with its obligations under this Agreement do not and will not violate (i) any law to which it is subject, (ii) any of its constituent documents, or (iii) any agreement to which it is a party or which is binding on it or its assets, which violation (in the case of clause (i) or (iii)) would be material relative to the expected benefits to the parties to this Agreement;
(c)it has the corporate power to enter into, and to exercise its rights and perform and comply with its obligations under, this Agreement and has taken all necessary action to authorize the execution, delivery and performance of this Agreement;
(d)it will obtain and maintain in effect and comply with the terms of all necessary consents, registrations and the like of or with any government or other regulatory body or authority applicable to this Agreement;
(e)its obligations under this Agreement are valid, binding and enforceable at law, subject to the Enforceability Exceptions;
(f)it is not in default under any agreement to which it is a party or by which it or its assets is or are bound and other than as set forth in the Offering Memorandum, no litigation, arbitration or administrative proceedings are current or pending, which default, litigation, arbitration or administrative proceedings would be material relative to the expected benefits to the parties to this Agreement;
(g)it is not necessary in order to ensure the validity, effectiveness, performance or enforceability of this Agreement that any document be filed, registered or recorded in any public office or elsewhere other than those that have been duly filed, registered or recorded and are in full force and effect;
(h)no consent, approval, authorization or order of any court or governmental authority, agency, commission or commissioner or other regulatory authority is required for the consummation by it of the transactions contemplated by this Agreement which consent, approval, authorization or order would be material relative to the expected benefits to the parties to this Agreement, and the sale of the Senior Notes to the Trust, pursuant to the terms hereof, need not be registered with the SEC under the Securities Act; and
(i)the Senior Notes are duly authorized by the Company for issuance and sale to the Trust pursuant to this Agreement and the Notes Indenture and, when executed, authenticated, issued and delivered as provided in the Notes Indenture and sold to the Trust and paid for as provided in this Agreement, shall have been duly and validly issued and outstanding and shall constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms, subject to the Enforceability Exceptions.
Article VII
Miscellaneous
Section 7.1.Inconsistency. If there is any inconsistency between any provision of this Agreement and any other Transaction Agreement, the provisions of this Agreement shall prevail to the extent of such inconsistency but not otherwise.

Section 7.2.Binding Effect. All agreements contained in this Agreement shall bind the successors, assigns, receivers, trustees and representatives of the Trust, the Company the Notes Trustee and the Holders of the Trust Securities.
Section 7.3.Amendments. This Agreement may be amended by the Company and the Trust with the consent of at least a Majority of Holders and the consent of the Notes Trustee if the amendment affects the rights, duties or immunities of the Notes Trustee under this Agreement or otherwise, except that the unanimous consent of the Holders of the Trust Securities is required for any change in the payment terms in the definition of “Special Facility Fee,” Section 2.2, Article III or Article IV that would affect the timing or amount of any distribution by the Trust pursuant to the Trust Declaration. Notwithstanding the foregoing, no such consent of Holders shall be required for any amendment to this Agreement (a) to cure any ambiguity or correct any mistake or conform the terms of this Agreement to the description thereof in the Offering Memorandum, (b) to correct or supplement any provision of this Agreement that may be defective or inconsistent with any other provision of this Agreement or the Trust Declaration, (c) as determined in good faith by an “Authorized Officer” (as defined in the Pledge and Control Agreement, dated as of the date hereof, between the Trust, BNY as collateral agent, and BNY as securities intermediary) of the Company in an Officers’ Certificate delivered to the Notes Trustee, to make any change that does not adversely affect the rights of any Holder in any material respect or (d) to make any other change that may in the reasonable judgment of the Company be necessary or appropriate to prevent the occurrence of any Investment Company Act Event or P-Caps Tax Event, provided that the Company shall determine (as evidenced by an Officers’ Certificate) that such change would not change the timing or amount of any distribution to the Holders of the Trust Securities or the U.S. federal income tax treatment of the Holders as the owners of indebtedness of the Company, either held directly or held through the Trust and would not otherwise reasonably be expected to have a material adverse effect on Holders. In connection with executing any amendment hereto, the Notes Trustee shall receive the same legal opinion relating to an amendment that it would receive if an amendment were being made to the Notes Indenture.
Section 7.4.Assignment. Neither the Trust nor the Company may assign its rights or obligations under this Agreement to any other Person, except that the Company may assign its rights and obligations under this Agreement to any Person to whom it assigns its rights and obligations under the Notes Indenture, which Person shall assume all of such rights and obligations under this Agreement either by operation of law or by express agreement. Any purported assignment in violation of this Section 7.4 shall be void. For the avoidance of doubt, this Agreement does not prohibit the Company from entering into a merger, consolidation or sale of all or substantially all of its assets.
Section 7.5.Notices.
(a)Any notice, request or other communication required or permitted to be given hereunder shall be given in writing by delivering the same against receipt therefor in person, by registered or certified mail, by nationally recognized overnight courier or by email, addressed as follows:
If to the Company at:

Humana Inc.
101 East Main Street
Louisville, Kentucky 40202
Attention: ****
E-Mail: ****
E-Mail: ****

with copies, which shall not constitute notice, to:

Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, NY 10004
Attention****
Email: ****
Email: ****
If to the Trust at:

Horseshoe Funding Trust II
c/o The Bank of New York Mellon, as Trustee
240 Greenwich Street, Floor 7 East
New York, New York 10286
Attn: Corporate Trust
Phone Number: ****
Email: ****

If to the Notes Trustee at:

The Bank of New York Mellon Trust Company, N.A., as Notes Trustee
311 South Wacker Drive
Suite 6200B, Floor 62
Mailbox #44
Chicago, Illinois 60606
Attn: Corporate Trust Administration
Phone Number: ****
Email: ****
(b)Any such notice shall be effective upon delivery, if delivered in person; upon acknowledgement of receipt (in writing or orally), if delivered by email; on the fifth day after deposited in the mail, postage prepaid, if delivered by registered or certified mail; and on the day after deposit with a nationally recognized overnight courier, if delivered by overnight courier.
(c)Any party hereto may change its address, email address or telephone number for notices and other communications hereunder by notice to the other parties hereto in accordance with this Section 7.5.
(d)The Notes Trustee agrees to accept and act upon instructions or directions pursuant to this Agreement sent by unsecured email or other similar unsecured electronic methods. The Notes Trustee shall not be liable for any losses, costs or expenses arising directly or indirectly from the Notes Trustee’s reliance upon and compliance with such instructions or directions notwithstanding such instructions or directions conflict or are inconsistent with a subsequent written instruction or direction or if the subsequent written instruction or direction is never received. Subject to the standard of care applicable to the Notes Trustee under the Notes Indenture, the party providing instructions or directions by unsecured email or other similar unsecured electronic methods, as aforesaid, agrees to assume all risks arising out of the use of such electronic methods to submit instructions and directions to the Notes Trustee, including, without limitation, the risk of the Notes Trustee acting on unauthorized instructions, and the risk of interception and misuse by third parties.
Section 7.6.Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.
Section 7.7.Jurisdiction. Each of the parties hereto agrees that any legal suit, action or proceeding arising out of or in connection with or based upon this Agreement (“Proceedings”) may be instituted in any state or Federal court in the Borough of Manhattan, The City of New York, New York, United States of America; waives, to the extent it may effectively do so, any objection that it may have now or hereafter to the laying of the venue of any such suit, action or proceeding; and irrevocably submits to the jurisdiction of any such court in any such suit, action or proceeding. The Trust has designated and appointed Corporation Service Company (or any successor corporation) as its authorized agent to accept and acknowledge on its behalf service of any and all process which may be served in any such suit, action or proceeding in any such court and agrees that service of process upon said agent at its office at 1180 Avenue of the Americas, Suite 210, New York, NY 10036 (or at such other address in the Borough of Manhattan, The City of New York, New York, United States of America, as the Trust may designate by written notice to the Company and the Notes Trustee), shall be taken and held to be valid personal service upon the Trust, whether or not the Trust shall then be doing, or at any time shall have done, business within the State of New York, and any such service of process shall be of the same force and validity as if service were made upon it according to the laws governing the validity and requirements of such service in such State, and waives all claim of error by reason of any such service. The Trust agrees to take all action as may be necessary to continue the designation and appointment of Corporation Service Company or any successor corporation in full force and effect so that the Trust shall at all times have an agent for service of process for the above purposes in the Borough of Manhattan, The City of New York, New York, United States of America. Each of the parties hereby irrevocably waives, to the extent permitted by law, any immunity to jurisdiction to which it may otherwise be entitled (including immunity to prejudgment attachment, post-judgment attachment and execution) in any Proceeding. The provisions of this Section 7.7 are intended to be effective upon the execution of this Agreement without any further action by any of the parties and the introduction of a true copy of this Agreement into evidence shall be conclusive and final evidence as to such matters.
Section 7.8.WAIVER OF TRIAL BY JURY. EACH OF THE COMPANY, THE TRUST AND THE NOTES TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE SENIOR NOTES OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.
Section 7.9.Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same instrument. The words “execution,” “signed,” “signature,” and words of like import in this Agreement shall include electronic signatures (including without limitation, Diligent, DocuSign and AdobeSign or any other similar platform identified by the Company and reasonably available at no undue burden or expense to the Notes Trustee, with respect to the signatures of the Notes Trustee). The exchange of copies of this Agreement and of signature pages by electronic transmission shall constitute effective execution and delivery of this Agreement as to the parties hereto and may be used in lieu of the original Agreement for all purposes. Signatures of the parties hereto transmitted by electronic transmission shall be deemed to be their original signatures for all purposes.

Section 7.10.Severability. If any one or more of the provisions contained herein, or the application thereof in any circumstances, is invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired or affected, it being intended that all of the Trust’s, the Company’s and the Notes Trustee’s rights, immunities and privileges shall be enforceable to the fullest extent permitted by law, provided that, if the omission of such provision would alter the fundamental expectations of the parties hereto (including, in particular, the Company’s expectation of its ability to rely on the obligations of the Trust under this Agreement as a source of liquid assets to the Company in any and all circumstances), such provision shall not be severable.
Section 7.11.Limitation of Liability. It is expressly understood that (i) this Agreement is executed and delivered by BNY, as Trustee, not individually or personally but solely as Trustee, in the exercise of the powers and authority conferred and vested in it under the Trust Declaration, (ii) each of the representations, undertakings and agreements herein made on the part of the Trust is made and intended not as a personal representation, undertaking or agreement by BNY, but is made and intended for the purpose for binding only the Trust, (iii) nothing herein contained shall be construed as creating any liability on BNY, as Trustee of the Trust, individually or personally, to perform any covenant either expressed or implied contained herein of the Trust, all such liability, if any, being expressly waived by the parties hereto and by any Person claiming by, through or under the parties hereto, (iv) BNY has made no investigation as to the accuracy or completeness of any representations and warranties made by the Trust in this Agreement and (v) under no circumstances shall BNY be personally liable for the payment of any indebtedness or expenses of the Trust or be liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken by the Trust under this Agreement or any other related documents.
Section 7.12.The Notes Trustee.
(a)In entering into and performing its duties under this Agreement as Notes Trustee, The Bank of New York Mellon Trust Company, N.A. is acting in its capacity as Notes Trustee under the Notes Indenture and shall be entitled to all of the exculpations, protections, immunities and standard of care available to it thereunder. For the avoidance of doubt, each of the rights, protections and immunities granted to the Notes Trustee under the Notes Indenture is incorporated herein by reference, mutatis mutandis, for the benefit of the Notes Trustee with respect to this Agreement, including but not limited to the rights, protections and immunities in Article VI of the Notes Indenture. In addition, and without limiting the foregoing, the Notes Trustee (i) may conclusively rely and shall be protected in acting upon any Issuance Notice or Automatic Exercise Notice believed by it to be genuine and to have been signed or presented by the proper party or parties and may conclusively rely on the truth and correctness of any statement contained therein, including, without limitation, as to the proper principal amount of Senior Notes to be authenticated and delivered, (ii) in authenticating and delivering any Senior Notes hereunder, shall not be responsible for determining whether the related Notes Purchase Price has been delivered by the Trust to the Company or whether the Notes Purchase Price, when so delivered, is in the proper amount, (iii) undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants, duties or obligations shall be read into this Agreement against the Notes Trustee, (iv) shall not be charged with notice or knowledge of an Automatic Exercise Event unless notified of such event under Section 3.2, and (v) shall not be deemed to owe any fiduciary duty to the holders of the Trust Securities.
(b)The Notes Trustee shall not be responsible for making any calculation with respect to any matter under this Agreement and shall have no duty to monitor or investigate the Company’s or the Trust’s compliance with any representation, warranty, covenant, or agreement made by either of them under this Agreement or any other agreement relating hereto.
(c)The parties expressly acknowledge and consent to BNY acting in the capacity of Trustee, of Collateral Agent and of Securities Intermediary, and The Bank of New

York Mellon Trust Company, N.A. acting in the capacity of Notes Trustee. Each of the Trustee, the Securities Intermediary, the Collateral Agent and the Notes Trustee may, in such capacity, discharge its separate functions fully, without hindrance or regard to conflict of interest principles, duty of loyalty principles or other breach of fiduciary duties to the extent any such conflict or breach arises from the performance by the Trustee of express duties set forth in the Trust Declaration, the Collateral Agent and Securities Intermediary of express duties set forth in the Pledge Agreement or the Notes Trustee of express duties set forth in the Facility Agreement and in the Notes Indenture, all of which defenses, claims or assertions are hereby expressly waived by the other parties hereto. The Company agrees and acknowledges that BNY will act as Collateral Agent pursuant to the Pledge Agreement for the benefit of the Company and each of the other Secured Parties.
Section 7.13.Sanctions.
The Company covenants and represents that neither it nor any of its affiliates, subsidiaries, directors or officers are the target or subject of any sanctions enforced by the United States Government, including, without limitation, the U.S. Department of the Treasury’s Office of Foreign Assets Control, the United Nations Security Council, the European Union, His Majesty’s Treasury, or other relevant sanctions authority (collectively “Sanctions”).
The Company covenants and represents that neither it nor any of its affiliates, subsidiaries, directors or officers will knowingly use any part of the proceeds received in connection with this Agreement or any other of the transaction documents (i) to fund or facilitate any activities of or business with any person which, at the time of such funding or facilitation, is prohibited by Sanctions, (ii) to fund or facilitate any activities of or business with any country or territory that is prohibited by Sanctions, except to the extent permissible for an individual or entity required to comply with Sanctions, or (iii) in any other manner that will result in a violation of Sanctions by any person.
Section 7.14.Electronic Communications.
The Notes Trustee shall have the right to accept and act upon instructions, including funds transfer instructions (“Instructions”) given pursuant to this Agreement and delivered using Electronic Means; provided, however, that the Company shall provide to the Notes Trustee an incumbency certificate listing officers with the authority to provide such Instructions (“Instructions Authorized Officers”) and containing specimen signatures of such Instructions Authorized Officers, which incumbency certificate shall be amended by the Company whenever a person is to be added or deleted from the listing. If the Company elects to give the Notes Trustee Instructions using Electronic Means and the Notes Trustee in its discretion elects to act upon such Instructions, the Notes Trustee’s understanding of such Instructions shall be deemed controlling. The Company understands and agrees that the Notes Trustee cannot determine the identity of the actual sender of such Instructions and that the Notes Trustee shall conclusively presume that directions that purport to have been sent by an Instructions Authorized Officer listed on the incumbency certificate provided to the Notes Trustee have been sent by such Instructions Authorized Officer. The Company shall be responsible for ensuring that only Instructions Authorized Officers transmit such Instructions to the Notes Trustee and that the Company and all Instructions Authorized Officers are solely responsible to safeguard the use and confidentiality of applicable user and authorization codes, passwords and/or authentication keys upon receipt by the Company. The Notes Trustee shall not be liable for any losses, costs or expenses arising directly or indirectly from the Notes Trustee’s reliance upon and compliance with such Instructions notwithstanding such directions conflict or are inconsistent with a subsequent written instruction. The Company agrees: (i) to assume all risks arising out of the use of Electronic Means to submit Instructions to the Notes Trustee, including without limitation the risk of the Notes Trustee acting on unauthorized Instructions, and the risk of interception and misuse by third parties; (ii) that it is fully informed of the protections and risks associated with the various methods of transmitting Instructions to the Notes Trustee and that there may be more secure methods of transmitting Instructions than the method(s) selected by the Company; (iii) that the security procedures (if any) to be followed in connection with its transmission of Instructions provide to it a commercially reasonable degree of protection in light of its particular needs and circumstances; and (iv) to notify the Notes Trustee immediately upon learning of any compromise or unauthorized use of the security procedures.
[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Facility Agreement to be duly executed as of the day and year first above written.
Horseshoe Funding Trust II

By: The Bank of New York Mellon, not
in its individual capacity but solely as Trustee
By:    /s/ Glenn G. McKeever
Name: Glenn G. McKeever
Title: Vice President
Humana Inc.
By:     /s/ Robert Marcoux
Name: Robert Marcoux
Title: Vice President and Treasurer

The Bank of New York Mellon Trust Company, N.A., not in its individual capacity but solely as Notes Trustee
By:    /s/ Glenn G. McKeever
Name: Glenn G. McKeever
Title: Vice President

    [Signature Pages to Facility Agreement Horseshoe Funding Trust II]

ANNEX A-1
FORM OF ISSUANCE NOTICE
    A-1

ANNEX B
FORM OF WAIVER OF REPURCHASE RIGHT

    B-1

ANNEX C
FORM OF REPURCHASE NOTICE

    C-1

ANNEX D
FORM OF AUTOMATIC EXERCISE NOTICE

    D-1

ANNEX E
FORM OF ISSUANCE RIGHT ASSIGNMENT NOTICE
    E-1